Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF THE BOARD OF DIRECTORS OF
POPULAR, INC.
CONTINGENT CONVERTIBLE PERPETUAL
NON-CUMULATIVE PREFERRED STOCK, SERIES D
     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of Popular, Inc. (the “Corporation”) and delegated to the Pricing Committee consisting of Richard L. Carrión, Frederic V. Salerno and Manuel Morales, Jr. (the “Pricing Committee”), in accordance with the provisions of its Restated Certificate of Incorporation, a series of Serial Preferred Stock of the Corporation be and it hereby is created.
     FURTHER RESOLVED, that the designation and amount of such series and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:
     Section 1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as the “Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D”, no par value, with a liquidation preference of $1,000 per share (or such other amount as may be determined pursuant to Section 5(a)) (the “Preferred Stock”) and the number of shares constituting the Preferred Stock initially shall be 1,150,000.
     Section 2. Ranking. The Preferred Stock shall rank, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (a) senior to (i) the Common Stock and (ii) each other class or series of capital stock issued by the Corporation which by its terms does not expressly provide that it ranks on a parity with or senior to the Preferred Stock (collectively, the “Junior Securities”) and (b) pari passu with each class or series of preferred stock issued by the Corporation the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock and in particular with the 6.375% Non-Cumulative Preferred Stock, 2003, Series A, and the 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B (collectively, the “Parity Securities”), in each case, whether now outstanding or to be issued in the future.
     Section 3. Dividends and Distributions.
          (a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 3(b) and in Section 3(c), and no more.

          (b) Subject to Section 3(a), the Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of Common Stock, whether in the form of cash or securities or any other form of property or assets, unless the Board of Directors declares and pays to the Holders, at the same time and on the same terms as holders of Common Stock, an amount per share of Preferred Stock equal to the product of (i) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which each share of Preferred Stock is then convertible.
          (c) In the event Shareholder Approval has not been obtained and the Preferred Stock has not been converted into Common Stock in full by September 15, 2010, in addition to dividends payable under Section 3(b), dividends shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on March 15, June 15, September 15 and December 15 of each year, or, if any such day is not a Business Day, the next Business Day, commencing December 15, 2010, and on the Mandatory Conversion Date (each, a “Section 3(c) Dividend Payment Date”) for each outstanding share of Preferred Stock, payable at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 3(c), including for the first Special Dividend Period and any Special Dividend Period that is shorter or longer than a fully quarterly Special Dividend Period, will be computed on the basis of a 360-day year of twelve 30-day months. No interest or sum of money in lieu of interest will be paid on any dividend payment on a share of Preferred Stock paid later than the scheduled Section 3(c) Dividend Payment Date. Each period from and including a Section 3(c) Dividend Payment Date to but excluding the following Section 3(c) Dividend Payment Date is herein referred to as a “Section 3(c) Dividend Period.” To the extent payable and declared, such special dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (in the case of the initial dividend period, if applicable, September 15, 2010) to but excluding the immediately succeeding dividend payment date.
          (d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date, which (i) with respect to dividends payable pursuant to Section 3(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 3(c), shall be on the first Business Day of the month in which the relevant Section 3(c) Dividend Payment Date occurs.
          (e) Dividends on the Preferred Stock, including Special Dividends, are non-cumulative. If the Board of Directors does not declare a dividend on the Preferred Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.

          (f) If full dividends payable pursuant to Section 3(b) or Section 3(c) on all outstanding shares of the Preferred Stock for the current dividend period have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iii) repurchase, redeem, or otherwise acquire for consideration any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.
          (g) If full dividends payable pursuant to Section 3(b) or Section 3(c) on all outstanding shares of the Preferred Stock have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities for any period; provided, however, that to the extent that the Corporation declares dividends on the Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities, which shall not include any accumulation for any prior dividend periods if such Preferred Stock does not have a cumulative dividend.
     Section 4. Voting Rights.
          (a) Except as described in this Section 4, or except as required by applicable law, Holders will not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Corporation on any matter.
          (b) If the Corporation does not pay dividends in full on the Preferred Stock for six quarterly dividend periods, whether consecutive or not, the holders of outstanding shares of the Preferred Stock, together with the holders of any other shares of preferred stock of the Corporation ranking equally with the Preferred Stock having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled, by written notice to the Corporation given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for the purpose, to appoint two additional members of the Board of Directors of the Corporation, to remove any such member from office and to appoint another person in place of such member. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the Board of Directors or an authorized committee thereof will convene a separate general meeting for the above purpose. If the Board of Directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the Preferred Stock and any such other Parity Securities will be entitled to convene such meeting. The provisions of the Restated Certificate of Incorporation and By-laws of the Corporation relating to the convening and conduct of general meetings of stockholders will apply with respect to any such separate general meeting. Any member of the Board of Directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Corporation shall have resumed the payment of dividends in full on the Preferred Stock and each such other series of parity preferred stock for four consecutive quarterly dividend periods. Thereafter, the right to appoint two directors as described above would only arise if the Corporation does not pay dividends in full on the Preferred Stock for six additional quarterly dividend periods.
          (c) Any amendment, alteration or repeal of the terms of the Preferred Stock by way of amendment of the Corporation’s Restated Certificate of Incorporation whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares of the Corporation ranking, as to dividend rights or rights on liquidation, winding up and dissolution, senior to the Preferred Stock) which would adversely affect the powers, preferences or rights of the Preferred Stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two-thirds of the outstanding aggregate liquidation preference of the outstanding shares of the Preferred Stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of the Preferred Stock. The authorization or issuance of shares of the Corporation ranking senior to the Preferred Stock as to dividend rights or rights on liquidation or similar events will be considered a change requiring the consent of the holders of at least two-thirds of the outstanding aggregate liquidation preference of the Preferred Stock and the other outstanding series of preferred stock of the Corporation ranking equally with the Preferred Stock with similar voting rights, voting as a single class. Notwithstanding the foregoing, the Corporation may, without the consent or sanction of the Holders, authorize and issue shares of the Corporation that consist of Parity Securities or Junior Securities.
          (d) No vote of the Holders will be required for the Corporation to purchase and cancel the Preferred Stock in accordance with the Restated Certificate of Incorporation of the Corporation.
          (e) The Corporation will cause a notice of any meeting at which holders of the Preferred Stock are entitled to vote to be mailed to each record holder of the Preferred Stock. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for deliveries of proxies.

          (f) Except as set forth in this Section 4, Holders shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth herein) for taking any corporate action.
     Section 5. Liquidation, Dissolution or Winding Up.
          (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of Parity Securities or holders of any shares of the capital stock then outstanding ranking senior to the Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, the Holders then outstanding will be entitled to receive, out of the net assets legally available for distribution to shareholders after payment of all claims due to creditors of the Corporation, before any distribution or payment is made on any Junior Securities, a liquidating distribution equal to the greater of (i) the $1,000 per share liquidation preference of the shares of Preferred Stock and (ii) the value of the number of shares of Common Stock into which a share of Preferred Stock would convert at the then Conversion Rate if Shareholder Approval were obtained, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving the Preferred Stock specified in Section 12 hereof, plus an amount equal to any declared and unpaid dividends, and such Holders shall be deemed to be the Holders of record for such dividend periods or portions thereof. After the payment to the Holders of the full amounts provided for in this Section 5(a), the Holders will have no right or claim to any of the Corporation’s remaining assets.
          (b) For the purpose of this Section 5, none of the following shall constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:
          (i) the sale, transfer, lease or conveyance of all or substantially all of the Corporation’s property or assets, individually or in a series of transactions;
          (ii) the consolidation or merger of the Corporation with or into any other Person; or
          (iii) the consolidation or merger of any other Person with or into the Corporation.
          (c) In the event the assets of the Corporation available for distribution to the holders of shares of preferred stock of the Corporation, including the Preferred Stock, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, the Holders and the holders of Parity Securities, shall share ratably in any distribution of the assets of the Corporation based upon the proportion of the full respective liquidation preference of such series to the aggregate liquidation preference for all outstanding shares for each series of such Parity Securities.

          (d) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty calendar days prior to any payment date stated therein, to the Holders, at the address shown on the books of the Corporation or the Transfer Agent; provided, however, that a failure to give notice as provided above or any defect therein shall not affect the Corporation’s ability to consummate a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
     Section 6. Mandatory Conversion on the Mandatory Conversion Date. Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, such share of Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Rate (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares in accordance with Section 11 hereof.
     Section 7. Maturity. The Preferred Stock shall be perpetual.
     Section 8. Redemption. The Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of the Holders at any time.
     Section 9. Conversion Procedures.
          (a) No later than two Business Days following the date of the Shareholder Approval, the Corporation shall provide notice of the conversion to each Holder (the “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate.
          (i) the Mandatory Conversion Date;
          (ii) the number of shares of Common Stock to be issued upon conversion of each share of the Preferred Stock held of record by such Holder and subject to such mandatory conversion; and
          (iii) the place or places where certificates for shares of Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.
          (b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, dividends shall no longer be declared on any share of Preferred Stock and each share of Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 3 and any other payments to which such Holder is otherwise entitled pursuant to Section 6, Section 11 or Section 13, as applicable.

          (c) No allowance or adjustment, except pursuant to the provisions contained in Section 12 hereof, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion thereof, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for Common Stock or other securities issuable upon conversion) by virtue of holding such share of Preferred Stock (except to the extent of the dividends described in Section 3(b)).
          (d) Shares of Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. Subject to Section 4(b), the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock
          (e) The person or persons entitled to receive Common Stock and/or cash, securities or other property issuable upon conversion of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
          (f) On the Mandatory Conversion Date with respect to any share of Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the Corporation, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes
     Section 10. Reservation of Common Stock.
          (a) Following receipt of the Shareholder Approval, the Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of the Preferred Stock, that number of shares of Common Stock as shall be issuable upon the conversion of all the Preferred Stock then outstanding.

          (b) All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     Section 11. Fractional Shares.
          (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Preferred Stock.
          (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 6 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the average daily Closing Price per share of the Common Stock for each of the five consecutive Trading Days preceding the Trading Day immediately preceding the Mandatory Conversion Date.
          (c) If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.
     Section 12. Anti-Dilution Adjustments to the Conversion Rate.
          (a) Anti-Dilution Adjustments. The Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments if occurring at any time prior to the Mandatory Conversion Date:
          (i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:
OS’
OSo
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the opening of business on the “ex-date” for such dividend or distribution.
OS’ = the sum of the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

          (ii) Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits, or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:
OS’
OSo
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to opening of business on the effective date of such share subdivision, split, or combination.
OS’ = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.
          (iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the “ex-date” for such distribution will be multiplied by the following fraction:
OSo + X
OSo + Y
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the opening of business on the “ex-date” for such distribution.
X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.
          To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board).

          (iv) Debt or Asset Distribution.
          (A) If the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 12(a)(i) or Section 12(a)(ii) hereof, any rights or warrants referred to in Section 12(a)(iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation, and any dividend of             shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to in Section 12(a)(iv)(B) below), then the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by the following fraction:
SPo
SPo — FMV
Where,
SPo = the Current Market Price per share of Common Stock on the date fixed for distribution.
FMV= the fair market value of the portion of the distribution applicable to one share of Common Stock as determined by the Board.
          (B) In a spin-off, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the “ex-date” for the distribution by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by the following fraction:
MPo + MPs
MPo
Where,
MPo = the Current Market Price per share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.

MPs = the Current Market Price of the shares of the subsidiary representing the portion of distribution applicable to one share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.
          (v) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully complete a tender or exchange offer for Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the tenth Trading Day after the expiration of the tender or exchange offer, immediately prior to the opening of business on the eleventh Trading Day after the expiration date of the tender or exchange offer, then the Conversion Rate in effect on the eleventh Trading Day after the expiration of the tender or exchange offer will be divided by the following fraction:
(SPo x OSo) — AC
SPo x (OSo — TS)
          Where,
          SPo = the Current Market Price per share of Common Stock on the tenth Trading Day after the expiration of the tender or exchange offer.
          OSo = the number of shares of Common Stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
          AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
          TS = the number of shares of Common Stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.
          (vi) Rights Plans. To the extent that the Corporation has a rights plan in effect on the Mandatory Conversion Date, upon conversion of any Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          (b) Adjustment for Tax Reasons. The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 12, if the Board deems it advisable to avoid or diminish any income tax (imposed or to be imposed by any governmental authority) to holders of the Common Stock resulting from any dividend or distribution (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reason.

          (c) Calculation of Adjustments.
          (i) Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% therein; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the earlier of the Mandatory Conversion Date and the date the Corporation consummates an acquisition, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
          (ii) No adjustment to the Conversion Rate need be made if Holders may participate, on an as-converted basis, in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Preferred Stock. The Preferred Stock will participate in all dividends and distributions declared on shares of Common Stock as described in Section 3(b) and as a result no adjustments will be made to the Conversion Rate as a result of such dividends and distributions.
          (iii) The Conversion Rate shall not be adjusted:
               (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
               (B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;
               (C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Preferred Stock were first issued;
               (D) for a change in the par value or no par value of the Common Stock; or

               (E) for accumulated and unpaid dividends.
          (d) Whenever the Conversion Rate is to be adjusted in accordance with Section 12(a) or Section 12(b), the Corporation shall: (i) compute the Conversion Rate in accordance with Section 12(a) or Section 12(b), taking into account the 1% threshold set forth in Section 12(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 12(a) or Section 12(b), taking into account the 1% threshold set forth in Section 12(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 12(a) or Section 12(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
          (e) The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 12 and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive.
     Section 13. Reorganization Events.
          (a) In the event of:
               (i) any consolidation or merger of the Corporation with or into another Person in each case pursuant to which Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
               (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation in each case pursuant to which Common Stock will be converted into cash, securities or other property;
               (iii) any reclassification of Common Stock into securities, including securities other than Common Stock; or
               (iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) pursuant to which Common Stock will be converted into cash, securities or other property;
(any such event specified in this Section 13(a), a “Reorganization Event”); each share of Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, remain outstanding but will become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which such share of Preferred Stock would then be convertible assuming the receipt of the Shareholder Approval (such securities, cash and other property, the “Exchange Property”).

          (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property in respect of the Preferred Stock receivable upon conversion of any Preferred Stock in accordance with Section 6 hereof shall be determined based upon the Conversion Price in effect on the Mandatory Conversion Date.
          (c) The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
          (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
          (e) Notwithstanding anything to the contrary in this Section 13 or otherwise in this Certificate of Designations or the Restated Certificate of Incorporation, the Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party.
     Section 14. Replacement of Lost Certificates. If any certificate for a share of Preferred Stock is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same share shall be issued to the holder upon request subject to delivery of the old certificate or, if alleged to have been lost stolen or destroyed, compliance with such conditions as to evidence, indemnity and the payment of out-of-pocket expenses of the Corporation in connection with the request as the Board of Directors of the Corporation may determine.
     Section 15. Form; Transfer and Registration.
          (a) The Preferred Stock shall be issued in registered form only. The Corporation may treat the record holder of a share of Preferred Stock, including the Depository Trust Corporation and its nominee and any other holder that holds such share on behalf of any other person, as such record holder appears on the books of the registrar for the Preferred Stock, as the sole owner of such share for all purposes.
          (b) The transfer of a share of Preferred Stock may be registered upon the surrender of the certificate evidencing the share of Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the transfer agent and registrar.

          (c) Registration of transfers of shares of Preferred Stock will be effected without charge by or on behalf of the Corporation, but upon payment (or the giving of such indemnity as the transfer agent and registrar may require) in respect of any tax or other governmental charges which may be imposed in relation to it.
     Section 16. No Preemptive Rights. Holders of the Preferred Stock will have no preemptive or preferential rights to purchase any securities of the Corporation.
     Section 17. No Repurchase at the Option of Holders. Holders of the Preferred Stock will have no right to require the Corporation to redeem or repurchase any shares of Preferred Stock, and the shares of Preferred Stock are not subject to any sinking fund or similar obligation. Subject to the provisions of Section 3 of this Certificate of Designations, the Corporation may, at its option, purchase shares of the Preferred Stock from holders thereof from time to time, by tender, in privately negotiated transactions or otherwise.
     Section 18. Miscellaneous.
          (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 209 Muñoz Rivera Avenue, 9th floor, San Juan, Puerto Rico 00918 Attn: Richard Barrios, SVP and Treasurer, or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder of the Preferred Stock or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.
          (b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

     Section 19. Definitions. Unless otherwise defined herein, capitalized terms used in this Certificate of Designations shall have the following meanings:
     “Board” or “Board of Directors” means the Board of Directors of the Corporation.
     “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York or San Juan, Puerto Rico are authorized or required by law or executive order to close.
     “Certificate of Designations” means this Certificate of Designations dated April 14, 2010.
     “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation.
     “Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock or any securities distributed in a spin-off, as the case may be, on the Nasdaq Global Select Market on that date. If the Common Stock or any such securities distributed in a spin-off, as the case may be, is not then traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such securities is so listed or quoted, or if the Common Stock or such securities is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation. For the purposes of this Certificate of Designations, all references herein to the closing sale price of the Common Stock on the Nasdaq Global Select Market shall be such closing sale price as reflected on the website of the Nasdaq Global Select Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that, in the event that there is a discrepancy between the closing sale price as reflected on the website of the Nasdaq Global Select Market and as reported by Bloomberg Professional Service, the closing sale price on the website of the Nasdaq Global Select Market shall govern.
     “Common Stock” as used in this Certificate of Designations means the common stock, par value $0.01 per share, of the Corporation.
     “Conversion Rate” shall mean, for each share of Preferred Stock, 333.3333 shares of Common Stock. The Conversion Rate shall be subject to adjustment as set forth in Section 12 herein.
     “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.
     “Corporation” shall have the meaning set forth in Section 1 hereof.
     “Current Market Price” on any date is the average of the daily Closing Price per share of Common Stock or other securities on each of the 10 consecutive Trading Days immediately preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For the purposes of determining the adjustment to the Conversion Rate for the purposes of adjustment provision in Section 12(a)(iv) in the event of a spin-off, the “Current Market Price” per share of Common Stock or other securities means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.
     “DTC” means The Depository Trust Company.
     “Effective Date” means the date on which shares of the Preferred Stock are first issued.
     “Ex-date” when used with respect to any such issuance or distribution, means the first date on which the shares of Common Stock or other securities trade or are quoted on the relevant exchange or quotation system in the relevant month, without the right to receive such issuance or distribution.
     “Exchange Property” shall have the meaning set forth in Section 13(a) hereof.
     “Holder” means the person in whose name the shares of the Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
     “Junior Securities” shall have the meaning set forth in Section 2 hereof.
     “Liquidation Preference” means, as to the Preferred Stock, $1,000 per share.
     “Mandatory Conversion Date” means the fifth Business Day following the date on which the Shareholder Approval has been received.
     “Notice of Mandatory Conversion” shall have the meaning set forth in Section 9(a) hereof.
     “Parity Securities” shall have the meaning set forth in Section 2 hereof.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     “Preferred Stock” shall have the meaning set forth in Section 1 hereof.
     “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Preferred Stock, and its successors and assigns.
     “Reorganization Event” shall have the meaning set forth in Section 13(a) hereof.

     “Section 3(c) Dividend Payment Date” shall have the meaning set forth in Section 3(c) hereof.
     “Section 3(c) Dividend Period” shall have the meaning set forth in Section 3(c) hereof.
     “Senior Securities” shall have the meaning set forth in Section 2 hereof.
     “Shareholder Approval” means the approval by the holders of Common Stock of an amendment to the Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock to permit the full conversion of the Preferred Stock into Common Stock.
     “Special Dividend” shall have the meaning set forth in Section 3(c) hereof.
     “Special Dividend Rate” means (i) prior to September 15, 2010, 0% per annum, (ii) from and after September 15, 2010 to but not including March 15, 2011, 13% per annum, (iii) from and after March 15, 2011 to but not including September 15, 2011, 14% per annum, (iv) from and after September 15, 2011 to but not including March 15, 2012, 15% per annum and (v) from and after March 15, 2012, 16% per annum.
     “Trading Day” means a day on which the Common Stock:
     (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
     (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     “Transfer Agent” means the American Stock Transfer & Trust Co. acting as transfer agent, Registrar, paying agent and conversion agent for the Preferred Stock, and its successors and assigns.

     IN WITNESS WHEREOF, Popular, Inc. has caused this Certificate of Designations to be signed by Richard Barrios, its Senior Vice President, this 14th day of April, 2010.

POPULAR, INC.
By:	/s/ Richard Barrios
	Name:	Richard Barrios
	Title:	Senior Vice President